 EXHIBIT 10.6

AGREEMENT

THIS AGREEMENT is entered into this _16th__ day of August, 2007, between PNM Resources, Inc., a New Mexico corporation, on its behalf and on behalf of its affiliates (“PNMR”) and Public Policy Strategy Group LLC, a New Mexico limited liability company (“Contractor”).

WHEREAS, PNMR desires to secure various consulting services on a temporary basis from Contractor; and

WHEREAS, Contractor is willing to provide such services to PNMR on the terms and conditions described below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Confidentiality.  Contractor agrees to keep confidential all “Confidential Information” as defined in this Agreement, which he presently has or which he may obtain during the term of this Agreement.  Contractor shall not reveal any Confidential Information to any other person, corporation or entity, without the prior written consent from an authorized PNMR representative unless ordered to do so by a court or administrative agency.  If Contractor is ordered to divulge PNMR’s Confidential Information, Contractor shall promptly notify PNMR so that it may take steps to protect its Confidential Information.  If PNMR declines to take steps to protect the Confidential Information, or is unsuccessful in doing so, Contractor shall divulge only so much of the Confidential Information in its possession as is necessary to comply the order.  Contractor shall return or destroy Confidential Information in its possession at the request of PNMR.  The term “Confidential Information” means information Contractor has received from PNMR or any of its employees, agents or representatives and includes all reports, forecasts, contracts, customer or third party information, confidential commercial information, trade secrets, business secrets, business, sales or marketing plans, long range plans, sales or earnings projections or any information that is not available to the general public.  Contractor understands and agrees that its obligations under this paragraph will apply as long as the information is not publicly available and will extend as long as the information is not publicly available even after expiration of this Agreement.

2.           Consulting Services.  Contractor agrees to provide consulting services to PNMR as requested by senior management regarding strategy and tactics in the areas of regulatory, communications, legislative and other public policy related matters.  For purposes of this Agreement, “senior management” is defined as PNMR’s Chief Executive Officer; Chief Financial Officer; Senior Vice President, Public Policy and Strategy; and Vice President, Corporate Strategy and Development.  Consulting services provided under this Agreement shall be performed by William J. Real (“Real”) unless otherwise agreed to by PNMR.

In performing the consulting services under this Agreement, Contractor agrees that it will follow all PNMR policies and procedures and that it will not purport to bind PNMR in any manner unless expressly authorized to do so by senior management.

3.           Conflicts of Interest.  Contractor shall avoid conflicts of interest with PNMR.  Contractor shall refrain from taking positions contrary to positions held by PNMR.

4.           Compensation.  In consideration of the services to be provided to PNMR, PNMR shall pay to Contractor the sum of $6,000.00 per month plus gross receipts tax.  Payment shall be made in advance on the 6th day of each month commencing September 6, 2007.  It is anticipated that consulting services will be required for an average of forty hours per month, which is less than 20% of the average level of services performed by Real as an employee of PNMR Services Company during the immediately preceding 36 months prior to Real’s termination of full-time employment.  Every three months while this Agreement is in effect, a determination will be made as to the total number of hours of consulting services performed during the three-month period.  If the total hours Contractor has provided consulting services to PNMR exceeds 120 hours during the three-month period, PNMR shall further compensate Contractor at the rate of $150.00 per hour for the time spent in excess of 120 hours.  If the total number of hours of consulting services performed during the three-month period is less than the sum of 120 hours plus any shortfall carried over from a prior three-month period, and the shortfall was due to the unavailability of Realm the shortfall shall be carried over to the next three-month period so that the further compensation of $150.00 per hour shall not be payable unless the number of hours exceeds 120 hours plus the prior period shortfalls resulting from the unavailability of Real.  Contractor shall provide a monthly invoice for the monthly amount to be paid.  Each invoice after the first invoice, shall identify the number of hours spent on consulting services for PNMR with a general description of each matter for which services were rendered.

5.           Reimbursement of Expenses.  Reasonable and necessary expenses incurred by Contactor in performing the consulting services under this Agreement shall be paid, in addition to the compensation paid pursuant to Section 3. All requests for reimbursement of expenses incurred must include supporting documentation as required by PNMR.

6.           Term.  This Agreement shall become effective as of September 6, 2007, at 12:01 a.m. and will terminate on September 5, 2008, at 11:59 p.m. unless earlier terminated by either party upon ninety days written notice.  This Agreement shall continue in effect on a month to month basis after its expiration unless either party provides thirty days written notice of termination of the month to month extensions.  Notwithstanding termination of this Agreement, the obligations of Section 1 shall continue as long as Confidential Information does not become public.

7.           Independent Contractor.  Prior to the effective date set forth in Section 6, Real shall terminate his full-time employment with PNMR Services Company.  From and after the effective date, the relationship between Contractor and PNMR shall be that of an independent contractor and nothing in this Agreement will be construed or deemed to create any other relationship.  Without limiting the foregoing, the relationship between the parties following the effective date will not be considered to be that of an employer-employee, joint venture, or partnership.  As an independent contractor, Contractor has the sole responsibility for paying workers’ compensation insurance premiums, if applicable, employee benefits (if any), and all similar obligations.  Contractor shall perform the services called for by this Agreement in the way that Contractor deems the most feasible or desirable in order to perform and complete the services in the most efficient manner possible.  Contractor shall be entirely and solely responsible for his acts while engaged in the performance of the services and Contractor’s representatives shall not hold themselves out to be employees of PNMR.  During the term of this Agreement, Real is not entitled to continue to accrue any employee benefits from PNMR since he is not an employee of PNMR.  Contractor shall be liable for and shall pay, and shall indemnify, defend and hold harmless, PNMR from all taxes (including but not limited to employment/self-employment and withholding taxes) assessed or payable on all compensation or other monies paid to Contractor pursuant to this Agreement.

8.           Amendment.  No amendment, modification or waiver of the terms or conditions of this Agreement shall be binding unless it is in writing and signed by the parties.

9.           Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Mexico without respect to conflicts of laws provisions.

10.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be regarded as an original and all of which shall constitute but one and the same instrument.

Public Policy Strategy Group LLC

By:__/s/ Bill Real _____________________

Its:________________________________

PNM Resources, Inc.

By:           /s/ Jeff Sterba

Its:           Chairman, President & CEO